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                                                                    EXHIBIT 23.5

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of the Kroger Co. on Form S-4 of our report dated March 11, 1998 on the consolidated financial statements of Fred Meyer, Inc., included in the Annual Report on Form 10-K for the year ended January 31, 1998 of Fred Meyer, Inc., and of our report dated March 23, 1998 on the supplemental consolidated financial statements of Fred Meyer, Inc., included in the Current Report on Form 8-K/A dated March 9, 1998 of Fred Meyer, Inc., and to the reference to us under the headings "Selected Financial Data and Unaudited Comparative Per share Data," "Fred Meyer Selected Historical Consolidated Financial Information," and "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
November 6, 1998